Exhibit 99.2

FOR IMMEDIATE RELEASE

MIDWAY ACQUIRES PARADOX DEVELOPMENT

Developer of Highly-Anticipated Mortal Kombat®: Shaolin Monks™
Strengthens Midway’s Internal Product Development

CHICAGO, IL - November 30, 2004 - Midway Games Inc. (NYSE: MWY) announced today that it has acquired Paradox Development, the studio now developing Midway’s upcoming videogame, Mortal Kombat: Shaolin Monks. Midway acquired privately-held Paradox in an all-stock transaction for 333,334 Midway common shares. The acquisition further strengthens the Company’s internal development capabilities as it brings two talented development teams to Midway. This marks the third acquisition in recent months to bolster Midway’s high quality game development. In October, 2004 Midway acquired Austin, Texas-based Inevitable Entertainment Inc., the development studio working on Midway’s upcoming new videogame, AREA 51. In April, 2004 Midway acquired Seattle, Washington-based Surreal Software Inc., the highly accomplished video game developer behind the successful videogame, The Suffering.

Midway President and Chief Executive Officer David F. Zucker commented, “In acquiring Paradox Development, we have added a talented and established developer that not only deepens our internal product development organization but also brings incremental fighting-genre expertise to Midway. We have made great strides in improving our overall quality of games, and the industry and our customers have recognized this accomplishment. Today’s acquisition further strengthens our ability to expand on our current portfolio of games and produce new high quality, top-selling games for the future. Furthermore, the Paradox teams’ expertise in the fighting genre is an excellent fit with Midway’s product strengths and will help us extend the Mortal Kombat franchise into the action-adventure genre and release a highly engaging title in the Mortal Kombat universe annually.”

Based in Moorpark, California, Paradox Development is a successful creator of high-quality interactive entertainment products, with an emphasis on games within the fighting genre. Founded in 1994 by Christine Hsu, the former COO/CFO of Malibu Comics, Paradox Development has developed 13 titles, including seven fighting games, across multiple platforms.

In addition to shares issued for the acquisition of Paradox Development, a total of 261,906 restricted shares of Midway common stock were issued to key Paradox employees as retention incentives. The restrictions on the stock will lapse in stages over a period of three years, provided the employee remains at the Company. The Paradox employees who received restricted shares were: Teresa Chang, Damon Dubois, David Gautrey, James Guintu, Christine Hsu, Paul Interrante, Peter Jefferies, Ben Kutcher, Mark Lappin, James Maxwell, David Ollman, Adam Phul, Richie Romero, Barclay Smith and Paul Stapley.

About Mortal Kombat: Shaolin Monks
Mortal Kombat: Shaolin Monks is an Action-Adventure title driven by both intense single and multi-player action. Similar to the recently released Mortal Kombat: Deception, background interactions (i.e., acid pits, living trees, spiked ceilings, etc.), multiple new fatalities, and action-based puzzles will also play an important role in the player’s quest for an “outstanding” victory. Mortal Kombat: Shaolin Monks will feature an impressive line-up of Mortal Kombat characters as well, that make frequent appearances as enemies, in boss battles and during several additional in-game interactions.

About Mortal Kombat
One of the most well-known and best-selling franchises in videogame history - with more than 22 million home games sold - the Mortal Kombat series has generated over $1 billion in retail sales through games, movies, music, toys and other merchandise since it was first released in 1992.

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About Midway
Midway Games Inc. is a leading developer, publisher and marketer of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox®, Nintendo GameCubeTM and Game Boy® Advance.

For more information about Midway Games visit www.midway.com.

MORTAL KOMBAT, MORTAL KOMBAT: SHAOLIN MONKS and MIDWAY are trademarks of Midway Amusement Games, LLC.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, including the upcoming console platform transition, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

For More Information Contact:

Reilly Brennan	Chris Kooluris
Midway - Media Relations	HighWater Group - Media Relations
773-961-2557 rbrennan@midwaygames.com	212-338-0077 chris@highwatergroup.com

Miguel Iribarren
Midway - Investor Relations
773.961.2222
miribarren@midwaygames.com

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